Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	November 2, 2009 Tim Ryan The Shoreham Group 212 242 7777 tryan@shorehamgroupllc.com

NEOPROBE ANNOUNCES THIRD QUARTER RESULTS
Device Revenues up 51% on a Quarterly Basis and 26% Year-to-Date
Business Update Provided and Conference Call Scheduled

DUBLIN, OHIO – November 2, 2009 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology surgical and diagnostic products, today announced consolidated results for the third quarter of 2009 and for the nine-month period ended September 30, 2009.  Neoprobe’s revenues for the third quarter of 2009 were $2.6 million compared to $1.7 million for the third quarter of 2008.  Year-to-date revenues for the nine-month period ended September 30, 2009 were $7.1 million compared to $5.6 million for the same period of 2008.  Neoprobe’s third quarter 2009 operating expenses were $2.0 million compared to $2.4 million for the third quarter of 2008.  Operating expenses for the nine-month period ended September 30, 2009 were $6.1 million compared to $5.3 million for the same period of 2008. Neoprobe’s loss from operations for the third quarter of 2009 was $324,000 compared to $1.4 million for the third quarter of 2008. Neoprobe’s loss from operations for the nine-month period ended September 30, 2009 was $1.4 million compared to $1.8 million for the same period of 2008.

For the third quarter of 2009, Neoprobe reported a net loss attributable to common stockholders of $25.1 million, or $0.34 per share, compared to a net loss attributable to common stockholders of $1.9 million, or $0.03 per share, for the third quarter of 2008.  For the nine months ended September 30, 2009, Neoprobe reported a net loss attributable to common stockholders of $39.5 million, or $0.56 per share, compared to a net loss attributable to common stockholders of $3.9 million, or $0.06 per share, for the same period in 2008. As discussed more fully below, the third quarter and year-to-date 2009 net losses attributable to common stockholders included significant non-cash losses due to mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet and to the extinguishment accounting related to the modification of certain terms of the Company’s convertible debt, preferred stock and related warrants.

Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Gamma detection device revenue increased 26% on a year-to-date basis to $7.1 million for the nine months ended September 30, 2009 compared to $5.6 million for the comparable prior year period.  The increases were due to increased unit prices we receive from our distributors on certain parts of our gamma detection device product line coupled with revenue related to the product innovations we have introduced over the last two years.  Gross margins from our device sales on a year-to-date basis have increased to 67% for the first three quarters of 2009 compared to 62% for the same period in the prior year.  Margins improved from the prior year due primarily to the increased revenue share that the Company receives from our marketing partner offset by decreases in end customer sales prices in the European Union.”

David Bupp, Neoprobe’s President and CEO, said, “Our operating expenses during the first nine months of 2009 increased as a direct result of increases in clinical trial and regulatory activities related to our Lymphoseek® initiative including completion of a pivotal Phase 3 trial. The completed study evaluated 129 procedure compliant patients who had a total of 214 vital blue dye positive lymph nodes confirmed.  Of the confirmed vital blue dye positive lymph nodes, 205 nodes contained Lymphoseek for an overall concordance rate of 96%, which exceeded the primary study end-point.  None of the lymph nodes that contained the vital blue dye but did not contain Lymphoseek were found by pathology to contain tumor cells.  In addition to the lymph nodes that contained the vital blue dye, another 85 lymph nodes were identified and evaluated that only contained Lymphoseek.  Of these Lymphoseek-only positive nodes, 19% were found by pathology to contain tumor.  No drug-related adverse events were reported that were attributed to Lymphoseek.”

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“We are excited by the positive audited data of the Phase 3 clinical trial for Lymphoseek in patients with breast cancer and melanoma,” Bupp continued.  “We continue to report positive milestone achievements as we move closer to the ultimate goal of filing a new drug application for Lymphoseek.  In addition, we have initiated biologic development activities to support a second advanced stage clinical program with RIGScan® CR. We are preparing a “Special Protocol Assessment” (SPA) submission to support a product development program. The SPA submission will be designed to support near-term diagnostic and intermediate-term patient management clinical end-points.”

During the third quarter of 2009, the Company decided that the blood flow measurement device initiative was no longer strategic to the Company and that it will attempt to divest its Cardiosonix subsidiary.  As a result, the Company is accounting for its Cardiosonix subsidiary as a discontinued operation with the assets held for sale.  For the third quarter of 2009, the Company reported a loss from discontinued operations of $1.8 million, or $0.03 per share, including an impairment charge of $1.7 million, compared to a loss from discontinued operations of $141,000, or $0.00 per share, for the same quarter of the prior year.  For the nine months ended September 30, 2009, the Company reported a loss from discontinued operations of $1.9 million, or $0.03 per share, compared to a loss from discontinued operations of $460,000, or $0.01 per share, for the same period in the prior year.

The following are some of the milestones achieved by Neoprobe so far in 2009:

•	Completed the 1st Phase 3 clinical trial of Lymphoseek (NEO3-05) and announced that the primary efficacy endpoint was exceeded with no drug-related safety events reported
•	Achieved record YTD revenue and gross margin results from our gamma detection device business
•	Added a high energy (F18) probe to the gamma detection device product portfolio
•	Initiated patient enrollment in a 2nd Phase 3 clinical trial for Lymphoseek (NEO3-06 or the “Sentinel” trial) for patients with head and neck squamous cell carcinoma
•	Initiated drug development activities for RIGScan CR to support a Phase 3 study
•	Completed a debt restructuring accord with an investor allowing elimination of a majority of the Company’s derivative liabilities, resulting in more transparent accounting

“In summary, our gamma detection device business continues to demonstrate positive performance exceeding our own expectations,” Bupp continued.  “The positive development and business milestones we are achieving continue to underscore the future of Neoprobe’s value proposition to our shareholders.”

During the third quarter of 2009, Neoprobe recorded a mark-to-market adjustment of $6.3 million related to accounting for certain of its financial instruments as derivative liabilities.  Under the applicable accounting rules for financial instruments, embedded features of the Company’s notes and preferred stock and the warrants to purchase common stock were considered derivative liabilities because these instruments contained language that provided for the resetting of the instruments’ exercise/conversion prices in the event that the Company issues common stock at prices below the exercise/conversion prices of the respective instruments.  Treatment of these instruments as derivative liabilities resulted in them being required to be reflected on the Company’s balance sheet at their fair values (i.e., marked to market) based on certain assumptions, including the trading price of the Company’s common stock.  As the share price of the Company’s common stock has increased over the past several months, significant mark-to-market adjustments have been recorded as non-cash expense in the Company’s statements of operations.  Neoprobe’s management believes that the inclusion of such mark-to-market adjustments in the Company’s financial results does not appropriately communicate the results of the Company’s operating performance and development activities to our investors.  As a result, Neoprobe’s management believes the ability of investors to analyze Neoprobe’s business trends and to understand Neoprobe’s performance may be better served from reviewing certain operational measures such as revenues, development expenses and income (loss) from operations.

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On July 24, 2009, Neoprobe agreed with the holder of a majority of the instruments with derivative characteristics, Platinum-Montaur Life Sciences, LLC (Montaur), to eliminate the price reset features that had substantially caused the derivative treatment of the instruments thereby permitting the Company to effectively extinguish the majority of its derivative liabilities.  During the third quarter of 2009, the Company recorded $5.6 million in mark-to-market adjustments related to the derivatives being extinguished based on the movement in the price of the Company’s common stock from June 30 through July 24, 2009.  This contributed to a net total mark-to-market adjustment of $18.5 million being recorded for the first three quarters of 2009.   As a result of the extinguishment treatment associated with the elimination of the price reset features, the Company recorded $16.2 million in non-cash loss on the extinguishment during the third quarter and reclassified approximately $27 million in derivative liabilities to additional paid-in capital.  Following the extinguishment treatment, the Company’s balance sheet as of September 30, 2009 reflects the face value of the $10 million in notes due to Montaur.

Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company’s results for the third quarter of 2009 during a conference call scheduled for 11:00 AM ET, Tuesday, November 3, 2009.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	Nov. 3, 2009 11:00 AM ET 877-407-8033 201-689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay Passcodes: Account #: Conference ID #:	Nov. 10, 2009 877-660-6853 201-612-7415 286 336400

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets:

Cash and investments	$6,031,298	$4,061,220
Other current assets	2,782,863	3,179,504
Non-current assets associated with discontinued operations	-	1,410,957
Other non-current assets	400,636	967,769

Total assets	$9,214,797	$9,619,450

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$2,482,557	$2,322,456
Notes payable, long term (net of discounts)	10,940,083	5,922,557
Derivative liabilities	2,697,487	853,831
Other liabilities	482,942	546,331
Preferred stock	3,000,000	3,000,000
Stockholders' deficit	(10,388,272)	(3,025,725)

Total liabilities and stockholders' deficit	$9,214,797	$9,619,450

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$2,587,079	$1,715,324	$7,073,299	$5,629,573
Cost of goods sold	927,587	641,106	2,330,032	2,123,728
Gross profit	1,659,492	1,074,218	4,743,267	3,505,845

Operating expenses:
Research and development	1,204,811	1,741,484	3,730,361	3,084,432
Selling, general and administrative	778,658	707,794	2,417,622	2,248,466
Total operating expenses	1,983,469	2,449,278	6,147,983	5,332,898

Loss from operations	(323,977)	(1,375,060)	(1,404,716)	(1,827,053)

Interest expense	(330,806)	(456,941)	(1,249,525)	(1,258,500)
Change in derivative liabilities	(6,334,479)	59,415	(18,539,318)	(440,773)
Loss on extinguishment of debt	(16,240,592)	-	(16,240,592)	-
Other income, net	1,775	23,066	13,852	50,392

Loss from continuing operations	(23,228,079)	(1,749,520)	(37,420,299)	(3,475,934)

Discontinued operations	(1,781,190)	(141,070)	(1,891,783)	(459,506)

Net loss	(25,009,269)	(1,890,590)	(39,312,082)	(3,935,440)

Preferred stock dividends	(60,000)	-	(180,000)	-

Loss attributable to common stockholders	$(25,069,269)	$(1,890,590)	$(39,492,082)	$(3,935,440)

Loss per common share (basic and diluted):
Continuing operations	$(0.31)	$(0.03)	$(0.53)	$(0.05)
Discontinued operations	$(0.03)	$(0.00)	$(0.03)	$(0.01)
Loss to common stockholders	$(0.34)	$(0.03)	$(0.56)	$(0.06)

Weighted average shares outstanding:
Basic	74,380,714	68,758,281	70,915,204	68,191,889
Diluted	74,380,714	68,758,281	70,915,204	68,191,889